UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____________)*

KAR Auction Services, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
48238T109
(CUSIP Number)
December 10, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) KAR Holdings II, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		106,853,660

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

106,853,660

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

106,853,660

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso GP VII, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Kelso GP VII, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only) Kelso Investment Associates VII, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) KEP VI, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Philip E. Berney

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Frank K. Bynum, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Michael B. Goldberg

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Frank J. Loverro

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T1091

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) George E. Matelich

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Frank T. Nickell

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) David I. Wahrhaftig

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Thomas R. Wall, IV

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) James J. Connors, II

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Stanley de J. Osborne

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Church M. Moore

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,323,240

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

45,323,240

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,323,240

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.7%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Christopher L. Collins

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,995,450

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

8,995,450

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,995,450

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.69%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Axle Holdings II, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		27,326,090

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

27,326,090

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,326,090

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

20.3%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) PCap KAR LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,018,230

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

6,018,230

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,018,230

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Parthenon Investors II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,426,468

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

7,426,468

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,426,468

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) PCIP Investors

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		68,243

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

68,243

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

68,243

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.05%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) J&R Founders Fund II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		110,414

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

110,414

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

110,414

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.08%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Parthenon Investors III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,426,468

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

7,426,468

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,426,468

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Ernest K. Jacquet

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		178,119

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

178,119

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

178,119

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.13%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) John C. Rutherford

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,426,468

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

7,426,468

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,426,468

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) William C. Kessinger

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,426,468

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

7,426,468

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,426,468

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) David Ament

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,426,468

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

7,426,468

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,426,468

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) Brian Golson

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,426,468

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

7,426,468

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,426,468

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) J&R Advisors F.F., LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,847,350

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

2,847,350

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,847,350

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) ValueAct Capital Master Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,827,018

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

24,827,018

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,827,018

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) VA Partners I, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,827,018

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

24,827,018

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,827,018

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) ValueAct Capital Management, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,827,018

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

24,827,018

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,827,018

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) ValueAct Capital Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,827,018

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

24,827,018

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,827,018

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) ValueAct Holdings, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,827,018

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

24,827,018

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,827,018

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	48238T109

1.	NAMES OF REPORTING PERSON. I.R.S. Identification Nos. of above persons (entities only) ValueAct Holdings GP, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,827,018

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8.	SHARED DISPOSITIVE POWER

24,827,018

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,827,018

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

Item 1.
(a)	Name of Issuer:

KAR Auction Services, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

13085 Hamilton Crossing Boulevard Carmel, Indiana 46032
Item 2.
(a)	Name of Person Filing:
KAR Holdings II, LLC
KELSO GROUP
Kelso GP VII, LLC
Kelso GP VII, L.P.
Kelso Investment Associates VII, L.P.
KEP VI, LLC
Philip E. Berney
Frank K. Bynum, Jr.
Michael B. Goldberg
Frank J. Loverro
George E. Matelich
Frank T. Nickell
David I. Wahrhaftig
Thomas R. Wall, IV
James J. Connors, II
Stanley de J. Osborne
Church M. Moore
Christopher L. Collins
PARTHENON GROUP
PCap KAR LLC
Parthenon Investors II, L.P.
PCIP Investors
J&R Founders Fund II, L.P.
Parthenon Investors III, L.P.
Ernest K. Jacquet
John C. Rutherford
William C. Kessinger
David Ament
Brian Golson
J&R Advisors F.F., LLC
VALUEACT GROUP
ValueAct Capital Master Fund, L.P. VA Partners I, LLC ValueAct Capital Management, L.P.

ValueAct Capital Management, LLC ValueAct Holdings, L.P. ValueAct Holdings GP, LLC
Axle Holdings II, LLC
(b)	Address of Principal Business Office, or if none, Residence:

KAR HOLDINGS II, LLC c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022

KELSO GROUP c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022

PARTHENON GROUP c/o Parthenon Capital 265 Franklin Street, 18th Floor Boston, MA 02110

VALUEACT GROUP c/o ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133

AXLE HOLDINGS II, LLC c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022

(c)	Citizenship:

See Item 4 of the cover pages attached hereto.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

(e)	CUSIP Number:

48238T109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership (a) through (c)
(a)	Amount beneficially owned

See Item 9 of the attached cover pages.

(b)	Percent of class
     See Item 11 of the attached cover pages. The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the (i) quarterly report on Form 10-Q filed with the Securities and Exchange Commission by KAR Auction Services, Inc. on November 10, 2009 which reported the total outstanding shares of common stock, as of October 31, 2009, as 106,853,660, (ii) the current report on Form 8-K filed with the Securities and Exchange Commission by KAR Auction Services, Inc. on December 11, 2009, reporting that KAR Auction Services, Inc. sold an additional 25,000,000 shares of Common Stock through its initial public offering on December 10, 2009 and (iii) the current report on Form 8-K filed with the Securities and Exchange Commission by KAR Auction Services, Inc. on December 21, 2009, reporting that the underwriters of its initial public offering on December 10, 2009 have partially exercised their option to purchase additional shares, and as a result, KAR Auction Services, Inc. sold an additional 2,656,050 shares of Common Stock at the initial public offering price less the underwriting discount thereby increasing the total amount of shares of Common Stock issued and outstanding to 134,509,710.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote:

See Item 5 of the attached cover pages.

(ii)	Shared power to vote or direct the vote:

See Item 6 of the attached cover pages.

(iii)	Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv)	Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

     Kelso GP VII, LLC (“GP VII, LLC”) is the general partner of Kelso GP VII, L.P. (“GP VII, L.P.”). GP VII, L.P. is the general partner of Kelso Investment Associates VII, LP (“KIA VII”). KIA VII is the majority owner of KAR Holdings II, LLC. Each of GP VII, LLC, GP VII L.P., and KIA VII disclaims beneficial ownership of the securities owned of record by KAR Holdings II, LLC, except to the extent of their respective pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purposes.
     Each of GP VII, LLC, GP VII L.P., and KIA VII, due to their common control, could be deemed to beneficially own each other’s securities. GP VII, LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII L.P. and KIA VII except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
     GP VII L.P. disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII, LLC and KIA VII, except, in the case of KIA VII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
     KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII, LLC and GP VII L.P., except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
     KIA VII and KEP VI, LLC (“KEP VI”), due to their common control, could be deemed to beneficially own each of the other’s securities. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII, LLC, GP VII L.P. and KIA VII, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes. Each of GP VII, LLC, GP VII L.P. and KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

     KEP VI disclaims beneficial ownership of the securities owned of record by KAR Holdings, LLC, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
     Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne and Moore may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by KIA VII, by virtue of their status as managing members of GP VII, LLC, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne and Moore is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
     Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne, Moore and Collins may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by KEP VI, by virtue of their status as managing members of KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne, Moore and Collins is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
     Axle Holdings II, LLC (“Axle”) may be deemed to share beneficial ownership of shares of Common Stock owned of record by KAR Holdings II, LLC by virtue of its status as a member of KAR Holdings II, LLC. Axle shares investment and voting power along with the other members of KAR Holdings II, LLC with respect to the securities owned by KAR Holdings II, LLC, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
KIA VII, KEP VI, Parthenon Investors II, L.P., PCIP Investors and J&R Founders Fund II, L.P., due to their ownership interest in Axle, could be deemed to share beneficial ownership of securities owned of record by Axle. KIA VII, KEP VI, Parthenon Investors II, L.P., PCIP Investors and J&R Founders Fund II, L.P. share investment and voting power along with the other members of Axle with respect to securities owned by Axle, but disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Messrs. Rutherford, Kessinger, Golson and Ament may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by Parthenon Investors II, L.P., by virtue of their status as members of the investment committee of the general partner of Parthenon Investors II, L.P., but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Rutherford, Kessinger, Golson and Ament is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
Messrs. Rutherford, Kessinger, Golson and Ament may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by Parthenon Investors III, L.P., by virtue of their status as members of the investment committee of the general partner of Parthenon Investors III, L.P., but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Rutherford, Kessinger, Golson and Ament is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
J&R Advisors F.F., LLC is the general partner of J&R Founders Fund II, L.P. J&R Advisors F.F., LLC disclaims beneficial ownership of the securities owned of record by KAR Holdings II, LLC or indirectly by J&R Founders Fund II, L.P., except to the extent of its pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
Messrs. Jacquet and Rutherford may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by J&R Founders Fund II, L.P., by virtue of their control of J&R Advisors F.F., LLC, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Jacquet and Rutherford is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.
2,258,828 shares of the securities reported herein are directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each reporting person listed herein disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purpose.

22,568,190 shares of the reported stock held of record by KAR Holdings II, LLC is beneficially owned directly by ValueAct Capital Master Fund, L.P. by virtue of ValueAct Capital Master Fund, L.P.’s ownership interest in KAR Holdings II, LLC and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC, and as the majority owner of the membership interests of VA Partners I, LLC, and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each reporting person listed in this paragraph disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purpose.
Messrs. Jeffrey W. Ubben, G. Mason Morfit and George F. Hamel may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by ValueAct Holdings GP, LLC, by virtue of serving on the management board of ValueAct Holdings GP, LLC, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Ubben, Morfit and Hamel is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable as this statement is filed pursuant to Rule 13d-1(d).

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 16, 2010

KAR Holdings II, LLC Signature: *

KELSO GP VII, LLC Signature: *

By:

KELSO GP VII, L.P. Signature: *

By:

KELSO INVESTMENT ASSOCIATES VII, L.P Signature: *

By:

KEP VI, LLC Signature: *

By:

PHILIP E. BERNEY Signature: *

FRANK K. BYNUM, JR. Signature: *

MICHAEL B. GOLDBERG Signature: *

FRANK J. LOVERRO Signature: *

GEORGE E. MATELICH Signature: *

FRANK T. NICKELL Signature: *

DAVID I. WAHRHAFTIG Signature: *

THOMAS R. WALL, IV Signature: *

JAMES J. CONNORS, II Signature: *

STANLEY DE J. OSBORNE Signature: *

CHURCH M. MOORE Signature: *

CHRISTOPHER L. COLLINS

Signature:	/s/ Christopher L. Collins

AXLE HOLDINGS II, LLC Signature: *

PCAP KAR LLC
Signature:	/s/ David Ament

By:	David Ament, Authorized Signature

PARTHENON INVESTORS II, L.P. Signature: /s/ David Ament

By:	David Ament, Authorized Signatory

PCIP INVESTORS Signature: /s/ David Ament

By:	/s/ David Ament

J&R FOUNDERS FUND II, L.P. Signature: /s/ John C. Rutherford

By:	John C. Rutherford, Authorized Signatory

PARTHENON INVESTORS III, L.P Signature: /s/ David Ament

By:	David Ament, Authorized Signatory

ERNEST K. JACQUET Signature: /s/ Ernest K. Jacquet

JOHN C. RUTHERFORD Signature: /s/ John C. Rutherford

WILLIAM C. KESSINGER Signature: /s/ William C. Kessinger

DAVID AMENT Signature: /s/ David Ament

BRIAN GOLSON Signature: /s/ Brian Golson

J&R ADVISORS F.F., LLC Signature: /s/ John C. Rutherford

By:	John C. Rutherford, Authorized Signatory

VALUEACT CAPITAL MASTER FUND, L.P. Signature: George F. Hamel, Jr.

By: George F. Hamel, Jr. Chief Operating Officer

VA PARTNERS I, LLC Signature: /s/ George F. Hamel, Jr.

By:	George F. Hamel, Jr., Chief Operating Officer

VALUEACT CAPITAL MANAGEMENT, L.P. Signature: /s/ George F. Hamel, Jr.

By:	George F. Hamel, Jr., Chief Operating Officer

VALUEACT CAPITAL MANAGEMENT, LLC Signature: /s/ George F. Hamel, Jr.

By:	George F. Hamel, Jr., Chief Operating Officer

VALUEACT HOLDINGS, L.P. Signature: /s/ George F. Hamel, Jr.

By:	George F. Hamel, Jr., Chief Operating Officer

VALUEACT HOLDINGS GP, LLC Signature: /s/ George F. Hamel, Jr.

By:	George F. Hamel, Jr., Chief Operating Officer

*By:	/s/ Rosanna T. Leone
Name: Rosanna T. Leone Attorney-in-fact**

**	The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated December 10, 2009 in respect of the securities of KAR Auction Services, Inc. by Kelso GP VII, LLC, Kelso GP VII, L.P., Kelso Investment Associates VII, L.P., KEP VI, LLC, Axle Holdings II, LLC, Philip E. Berney, Frank K. Bynum, Jr., Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, David I. Wahrhaftig, Thomas R. Wall, IV, James J. Connors, II, Stanley de J. Osborne and Church M. Moore are hereby incorporated by reference. The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3, dated December 28, 2009 in respect of the securities of KAR Auction Services, Inc. by KAR Holdings II, LLC are hereby incorporated by reference.